EXHIBIT 99.1
CONTACT:
Brian Levine
Public Relations
561/438-2895
Brian.Levine@officedepot.com
OFFICE DEPOT ANNOUNCES ACQUISITION OF PAPIRIUS
Leading Eastern European Business-to-Business Office Supplier
Expands Company’s International Operations
Delray Beach, Fla., August 31, 2006 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced that it has acquired Papirius s.r.o, one of the largest business-to-business suppliers of office products and services in Eastern Europe. Financial terms of the acquisition were not disclosed.
Papirius has annual revenues of more than $56 million, with operations in the Czech Republic, Lithuania, Hungary, and Slovakia. Product offerings include paper and envelopes, filing components, toner, office furniture, writing instruments, cleaning supplies, refreshments and professional services.
“This acquisition extends Office Depot’s global reach and strengthens our presence in key international markets,” said Charles Brown, President, Office Depot International. “Papirius’ leadership in delivering a wide range of products and services to small businesses throughout Eastern Europe enhances Office Depot’s competitive position within this increasingly important region.”
“Papirius and Office Depot share the same passion for providing innovative products and services to help customers grow and prosper,” said Petr Sýkora, Managing Director and Co-Founder of Papirius. “Combining Office Depot’s multi-channel sales expertise with the current infrastructure of Papirius will give customers throughout Eastern Europe a wider array of solutions to keep their businesses operating with ease, efficiency, and superior customer service.”
Papirius, with more than 540 associates throughout Eastern Europe, will operate under the Office Depot International Division. Co-founders Petr Sykora and Jan Cerny will continue in their roles as Managing Directors for Papirius.
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of nearly $15 billion, and employs approximately 50,000 associates around the world. Currently, the Company sells to customers in 36 countries, and has affiliates in another five.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of July 1, 2006, Office Depot had 1,071 retail stores in North America and another 322 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With over $3.8 billion in online sales, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.